For Immediate Release:
September 13, 2002

                   Scot W. Melland named chairman of Dice inc.

New York, NY--September 13, 2002--Dice Inc. (Nasdaq: DICE), the leading provider of online recruiting services for technology professionals, today announced that the Board of Directors has elected Scot W. Melland, who has served as President and Chief Executive Officer since joining Dice Inc. in April 2001, to the additional post of Chairman of the Board. Peter A. Derow continues as Vice Chairman.

The company also announced that Jack D. Hidary and Murray Hidary, Co-Founders of EarthWeb Inc. (now known as Dice Inc.), have resigned from the Board of Directors. The company has no immediate plans to fill the vacancies created by these resignations.

About Dice Inc. Dice Inc. (Nasdaq: DICE, http://about.dice.com) is the leading provider of online recruiting services for technology professionals. Dice Inc. provides services to hire, train and retain technology professionals through dice.com, the leading online technology-focused job board, as ranked by Media Metrix and IDC, and MeasureUp, a leading provider of assessment and preparation products for technology professional certifications.

Corporate Profile
Dice Inc.'s corporate profile can be viewed by clicking on Investor Relations at http://about.dice.com.

This press release may be deemed to contain forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenues and expenses, and products or service line growth, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to meet operating objectives or to execute the operating plan, competition, and other economic factors. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission. Any forward-looking information in or referred to by this press release is current only as of the date of publication, and Dice Inc. disclaims any obligation to update this information.

Company Contact Information                          Media Contact Information
Michael P. Durney                                    Claudine Cornelis
Senior Vice President, Finance and                   Laura Novak
Chief Financial Officer                              Morgen-Walke Associates
                                                     tel: 212-850-5600

Constance Melrose
Vice President, Treasury and Investor Relations      Investor Relations Contact
                                                       Information
                                                     Richard Schineller
Dice Inc.                                            3rd Millennium
ir@dice.com                                          rich@3rd-mm.com
-----------                                          tel: 973-244-7800, ext 1711
tel: 212-725-6550